Exhibit 99.1

Equity Commonwealth Announces Changes to Management Team and Board of Trustees

CHICAGO – March 1, 2021 – Equity Commonwealth (NYSE: EQC) today announced certain executive management and board changes.

Adam Markman, the Company’s Executive Vice President, Chief Financial Officer and Treasurer since July 2014, has resigned, effective March 31, 2021. Mr. Markman is leaving to pursue other professional opportunities. Bill Griffiths has been appointed Senior Vice President, Chief Financial Officer and Treasurer, effective April 1, 2021. Mr. Griffiths has served as Senior Vice President of Capital Markets for the Company since 2014.

In addition, Edward Glickman, James Lozier, and Kenneth Shea, members of the Board of Trustees since taking over responsibility for the Company in 2014, notified the Company that they have chosen not to stand for re-election when their current terms expire at the next annual shareholder meeting, expected to be in June 2021.

“Adam has been a great partner and a valued leader,” said David Helfand, Equity Commonwealth’s President and CEO. “Adam has the support of a strong team, which will help ensure a smooth transition. I’d also like to thank Ed, Jim, and Ken for their counsel and support of EQC’s strategic plan the past seven years.”

“On behalf of the Board of Trustees and all of us at the Company, I want to thank Adam for his many contributions to Equity Commonwealth and wish him the very best in his future endeavors,” said Sam Zell, Equity Commonwealth’s Chairman. “In addition, I would like to thank Ed, Jim, and Ken for their valuable contributions as board members and wish them the best.”

About Equity Commonwealth
Equity Commonwealth (NYSE: EQC) is a Chicago based, internally managed and self-advised real estate investment trust (REIT) with commercial office properties in the United States. EQC’s same property portfolio is comprised of 4 properties and 1.5 million square feet.

Regulation FD Disclosures

We use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.eqcre.com, including information that may be deemed to be material.   We encourage investors and others interested in the company to monitor these distribution channels for material disclosures.

Investor Contact

Sarah Byrnes, Equity Commonwealth, (312) 646-2801